Exhibit 99.1

Omeros Corporation Reports Third Quarter 2025 Financial Results

– Conference Call Today at 4:30 p.m. ET

SEATTLE, WA – November 13, 2025 – Omeros Corporation (Nasdaq: OMER) today announced recent highlights and developments as well as financial results for the third quarter ended September 30, 2025, which include:

●     Net loss for the third quarter of 2025 was $30.9 million, or $0.47 per share, compared to a net loss of $32.2 million, or $0.56 per share for the third quarter of 2024. For the nine months ended September 30, 2025, our net loss was $89.8 million, or $1.47 per share, compared to a net loss of $125.5 million, or $2.15 per share in the corresponding prior year period. Non-GAAP adjusted net loss for the three months and nine months ended September 30, 2025 was $22.1 million, or $0.34 per share, and $89.1 million, or $1.46 per share. Non-GAAP adjusted net loss excludes a non-cash charge for the change in the estimated fair value of embedded derivatives on our current term loan and convertible debt facilities.

●     At September 30, 2025, we had $36.1 million of cash and short-term investments. As previously announced, on July 28, 2025, we issued and sold 5,365,853 shares of our common stock in a registered direct offering to entities managed by Polar Asset Management Partners (collectively, “Polar”) at a price of $4.10 per share, representing a 14% premium to the closing price of our common stock on the date of the purchase agreement. We received $20.3 million in cash proceeds, net of offering expenses. Also, during the three months ended September 30, 2025, we sold 2.3 million shares of common stock pursuant to our at-the-market offering facility, generating net proceeds of $9.0 million.

●     Cash burn during the third quarter of 2025, exclusive of any financing proceeds, was $22.0 million.

●     On October 10, 2025, we entered into an Asset Purchase and License Agreement (the “APLA”) with Novo Nordisk Health Care AG (“Novo Nordisk”). Closing of the transaction is subject to the satisfaction or waiver of certain customary closing conditions and is expected to occur in the fourth quarter of 2025. Pursuant to the APLA, Novo Nordisk will receive exclusive global rights in all indications to develop and commercialize zaltenibart (OMS906), our lead human monoclonal antibody targeting mannan-binding lectin-associated serine protease-3 (“MASP-3”), certain related monoclonal antibodies and antigen-binding fragments, and related pharmaceutical products. In exchange, we will receive up to an aggregate of $2.1 billion in upfront and milestone-based payments plus tiered royalties on global net sales. Specifically, we will receive an upfront cash payment of $240 million to be paid upon closing and are eligible for:

● An additional $100.0 million in near-term milestone payments;

● Up to $410.0 million more in one-time milestone payments upon the first achievement of certain development and approval milestone events to be achieved by Novo Nordisk;

● Up to $1.3 billion in one-time milestone payments upon the achievement by Novo Nordisk of certain sales-based and commercial milestone events; plus

● Tiered royalties on annual global net sales of applicable products at rates ranging from a high single-digit to high-teens.

The upfront cash of $240.0 million payable at closing, together with cash on hand, is expected to provide sufficient capital to (i) fund the repayment at the closing of all outstanding obligations under our senior secured credit agreement, including $67.1 million in outstanding term loan principal, a related prepayment premium, accrued and unpaid interest, and expenses; (ii) allow for repayment at or prior to maturity in February 2026 of the $17.1 million remaining principal balance of our 2026 convertible notes; and (iii) provide capital for more than 12 months of post-closing operations, including the anticipated U.S. launch of narsoplimab for the treatment of hematopoietic stem cell transplant-associated thrombotic microangiopathy (“TA-TMA”).

●     As previously disclosed, in March 2025, we resubmitted to the U.S. Food and Drug Administration (“FDA”) our Biologics License Application (“BLA”) seeking regulatory approval for narsoplimab, our lead monoclonal antibody targeting mannan-binding lectin-associated serine protease-2 (“MASP-2”), for the treatment of TA-TMA. Pursuant to the Prescription Drug User Fee Act (“PDUFA”), the class 2 resubmission was assigned September 25, 2025 as the target action date. Following a comprehensive response to an FDA information request, the Agency extended the PDUFA date to December 26, 2025. We expect that FDA will meet this PDUFA date. All analyses requested by FDA as part of its review have been consistent with and have provided statistically significant support of narsoplimab’s benefit demonstrated in the analyses submitted as part of the BLA resubmission.

●     In June 2025, we submitted our marketing authorization application (“MAA”) for narsoplimab in TA-TMA to the European Medicines Agency (“EMA”). EMA has completed validation of the MAA, confirming the acceptance of the submission and starting the formal review process by EMA’s Committee for Medicinal Products for Human Use. We expect the committee to render its opinion on the MAA in mid-2026.

“Our team delivered a series of accomplishments in the third quarter that I believe position Omeros for a potentially transformative period ahead,” said Gregory A. Demopulos, M.D., Omeros’ Chairman and Chief Executive Officer. “The crucial above-market financing completed in July, the development of the Novo Nordisk transaction expected to close before year-end, and FDA’s fast-approaching decision on approval for narsoplimab in TA-TMA – each of these strategic components was set in motion and consummated or greatly solidified during the quarter. Together, they could well provide the financial strength and operational flexibility to accelerate significantly the development across our first-in-class pipeline programs, including our long-acting MASP-2 inhibitor OMS1029, our PDE7 inhibitor OMS527 for the treatment of addictions and compulsions, our T-CAT program targeting multidrug-resistant pathogens, and our oncology therapeutic platform. Success in any one of these programs could deliver significant clinical benefit to our patients and substantial value to our shareholders. In the near term, we look forward to the closing of the Novo Nordisk transaction and, importantly, to FDA’s decision and the planned commercial launch of narsoplimab.”

Third Quarter and Recent Developments

●     Recent developments regarding narsoplimab, our lead monoclonal antibody targeting MASP-2, include the following:

● In anticipation of the potential approval of narsoplimab in TA-TMA, our U.S. commercial organization is assembled and launch-ready, including the first wave of our sales force, all of whom have extensive experience in hematology and transplant centers.

● Engagements with decision makers at transplant centers, hospitals, and payers through pre-approval information exchanges have been consistently encouraging, with rapid recognition of narsoplimab’s favorable benefit-risk profile and dosing regimen in TA-TMA.

● Following anticipated approval for treatment of TA-TMA, narsoplimab will be marketed under the brand name YARTEMLEA®.

● We have established a national ICD-10 diagnostic code specific to TA-TMA and an associated CPT procedural code specifically for narsoplimab, together positioning narsoplimab, once approved, as the only reimbursable TA-TMA treatment. We also expect to receive a New Technology Add-On Payment (“NTAP”) under Medicare to support hospital reimbursement.

● Two peer-reviewed manuscripts detailing narsoplimab’s safety and survival benefits in high-risk TA-TMA patients were recently published in premier journals:

  o     “Survival in Adults with High Risk TA-TMA—A Comparative Analysis of Narsoplimab Versus Supportive Care,” published in Blood Advances, highlights survival benefits with narsoplimab in TA-TMA patients (both pivotal clinical trial and global expanded access program participants) versus a well-matched external control group receiving standard of care.

  o     “Narsoplimab Results in Excellent Survival in Adults and Children with Hematopoietic Cell Transplant Associated Thrombotic Microangiopathy (TA-TMA),” published in the American Journal of Hematology, reports survival outcomes in patients treated, under our expanded access program, with narsoplimab either as first-line therapy or as salvage treatment in those who failed prior regimens with other complement agents including C5 inhibitors, and/or defibrotide.

In both published studies, and consistent with previous narsoplimab clinical studies, no safety signals of concern were observed.

●     Recent developments in other programs include the following:

● We were previously awarded a three-year, $6.24 million grant from the National Institute on Drug Abuse (“NIDA”), part of the National Institutes of Health, to develop, at NIDA’s request, our lead orally administered phosphodiesterase 7 (“PDE7”) inhibitor for the treatment of cocaine use disorder. The grant is intended to support (i) preclinical cocaine interaction/toxicology studies to assess safety of the therapeutic candidate in the presence of concomitant cocaine administration and (ii) an in-patient, placebo-controlled clinical study evaluating the safety and effectiveness of OMS527 in adult cocaine users who receive concurrent intravenous cocaine. The preclinical studies, designed with NIDA toxicologists, were completed with no safety findings and provide drug-interaction safety data in support of the planned in-patient human study of OMS527 in cocaine users. FDA has requested that the Company provide additional preclinical information prior to initiating the clinical in-patient study in cocaine users, which we target for the second half of 2026.

● We have continued to advance IND-enabling work in our OncotoX biologics program focused first on acute myeloid leukemia (“AML”).

 o       OncotoX-AML shows broad application across AML regardless of genetic mutation including TP53, NPM1, KMT2A, and FLT3.

 o       Human tumor-bearing animal and in vitro human AML cell-line studies show superior efficacy of our OncotoX-AML to standard of care. Results to date from an ongoing safety study in non-human primates are encouraging.

 o       With the assistance and guidance of our Oncology Clinical Steering Committee, composed of leaders in AML treatment and research at premier cancer centers across the United States, we estimate that our OncotoX-AML therapeutic could enter the clinic in 18-24 months.

● Our Targeted Complement Activating Therapy (“T-CAT”) platform – a new class of pathogen-targeting recombinant antibodies designed to target and directly kill bacteria, fungi, viruses, and parasites – continues to amass animal data across multiple pathogen classes and species. Our initial focus is on multidrug-resistant organisms (“MDROs”), widely recognized as one of the most critical unmet needs in medicine.

Financial Results

Net loss for the third quarter of 2025 was $30.9 million, or $0.47 per share, compared to a net loss of $32.2 million, or $0.56 per share for the third quarter of 2024. For the nine months ended September 30, 2025, our net loss was $89.8 million, or $1.47 per share, compared to a net loss of $125.5 million, or $2.15 per share in the prior year period. The reduction in net loss from the prior year was primarily due to incurring narsoplimab drug substance manufacturing expense in the prior year period. In addition, we reduced expenditures on our various programs in the current quarter in an ongoing effort to conserve capital in anticipation of our expected commercial launch of narsoplimab in TA-TMA. Non-GAAP adjusted net loss for the three months and nine months ended September 30, 2025 was $22.1 million, or $0.34 per share, and $89.1 million, or $1.46 per share. Non-GAAP adjusted net loss excludes a non-cash charge for the change in the estimated fair value of embedded derivatives on our current term loan and convertible debt facilities.

At September 30, 2025, we had $36.1 million of cash and short-term investments. Pursuant to a covenant in our Credit and Guaranty Agreement, dated June 3, 2024, we must maintain $25.0 million of unrestricted cash, cash equivalents, and short-term investments at all times. On July 28, 2025, we issued and sold in a registered direct offering to entities managed by Polar 5,365,853 shares of our common stock at a price of $4.10 per share, representing a 14% premium to the closing price of our common stock on the day of pricing. We received $20.3 million in cash proceeds, net of offering expenses.

We have an at-the-market equity offering facility through which we may, from time to time, offer and sell shares of our common stock for aggregate gross proceeds of up to $150.0 million (the “ATM Facility”). During the three months ended September 30, 2025, we sold 2.3 million shares of common stock pursuant to our ATM program, generating net proceeds of $9.0 million. Subsequent to September 30, 2025 and through November 12, 2025, we have received an additional $3.6 million in net proceeds from sales of common stock through the ATM Facility.

Cash burn during the third quarter of 2025, exclusive of any financing proceeds, was $22.0 million.

For the third quarter of 2025, we earned OMIDRIA royalties of $9.2 million from Rayner Surgical Inc. on U.S. net sales of $30.5 million. This compares to earned OMIDRIA royalties of $9.3 million during the third quarter of 2024 on U.S. net sales of $31.0 million. Per the terms of our original 2022 and amended 2024 agreements with DRI Health Acquisition LP, (“DRI”), all U.S.-based royalties through 2031 are remitted from Rayner to DRI through an escrow agent.

Total operating expenses for the third quarter of 2025 were $26.4 million compared to $35.4 million during the third quarter of 2024. The $9.0 million decrease was primarily driven by a temporary pause in spending on certain activities to prioritize available capital to support the commercial launch of narsoplimab following its anticipated FDA approval.

Interest expense during the third quarter was a credit of $13.4 million compared to $4.1 million during the prior year quarter. The $17.5 million decrease was primarily due to a non-cash remeasurement adjustment of $22.3 million on our OMIDRIA royalty obligation to DRI to reflect changes in the royalty forecast from Rayner.

During the third quarter of 2025, we earned $0.6 million in interest and other income compared to $2.3 million in the third quarter of 2024. The difference is primarily due to lower cash and investments available to invest in the current quarter.

Net loss from discontinued operations, net of tax, was $9.7 million, or $0.15 net loss per share, in the third quarter of 2025 compared to net income from discontinued operations, net of tax of $4.9 million, or $0.08 net income per share, in the third quarter of 2024. The decrease was primarily attributable to a non-cash remeasurement of our OMIDRIA contract royalty asset in the current quarter reflecting changes in royalty estimates from Rayner.

Conference Call Details

Omeros’ management will host a conference call and webcast to discuss the financial results and to provide an update on business activities. The call will be held today at 1:30 p.m. Pacific Time; 4:30 p.m. Eastern Time.

For online access to the live webcast of the conference call, go to Omeros’ website at https://investor.omeros.com/upcoming-events.

To access the live conference call via phone, participants must register at the following URL https://edge.media-server.com/mmc/p/fozurj7b/ to receive a unique PIN. Once registered, you will have two options: (1) dial in to the conference line provided at the registration site using the PIN provided to you, or (2) choose the “Call Me” option, which will instantly dial the phone number you provide. Should you lose your PIN or registration confirmation email, simply re-register to receive a new PIN.

A replay of the call will be made accessible online at https://investor.omeros.com/archived-events.

About Omeros Corporation

Omeros is a clinical-stage biopharmaceutical company focused on discovering, developing, and commercializing first-in-class small-molecule and protein therapeutics for large-market and orphan indications, with a particular emphasis on complement-mediated diseases, cancers, and addictive or compulsive disorders. Omeros’ lead MASP-2 inhibitor narsoplimab targets the lectin pathway of complement and is under regulatory review by both the U.S. FDA and the European Medicines Agency for the treatment of hematopoietic stem cell transplant-associated thrombotic microangiopathy. OMS1029, a long-acting MASP-2 inhibitor, has successfully completed Phase 1 clinical trials. Zaltenibart (OMS906), Omeros’ MASP-3 inhibitor, is in clinical development for PNH and C3 glomerulopathy. Under a recently announced agreement, Novo Nordisk will acquire global rights to zaltenibart, including associated intellectual property and related assets. Omeros’ pipeline also includes OMS527, a phosphodiesterase 7 inhibitor in clinical development for cocaine use disorder, fully funded by the National Institute on Drug Abuse, as well as a growing portfolio of novel molecular and cellular therapeutic programs for oncology. For more information about Omeros and its programs, visit www.omeros.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are subject to the “safe harbor” created by those sections for such statements. All statements other than statements of historical fact are forward-looking statements, which are often indicated by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “goal,” “intend,” “likely,” “look forward to,” “may,” “objective,” “plan,” “potential,” “predict,” “project,” “should,” “slate,” “target,” “will,” “would,” and similar expressions and variations thereof. Forward-looking statements, including statements regarding the anticipated review process and timing of regulatory action on our BLA for narsoplimab in the United States and/or the marketing authorization application for narsoplimab in Europe, prospects for obtaining FDA or EMA approval of narsoplimab in any indication and for successful commercial launch following any such approval, plans and expectations regarding the initiation, resumption and conduct of preclinical and clinical studies, including the availability of data therefrom, our ability to consummate licensing, partnering or other transactions and the benefits, if any, we would receive from any such transactions, expectations regarding the sufficiency and availability of our capital resources to fund current and planned operations, including the potential commercialization of narsoplimab if it is approved by FDA or the EMA, closing of the transactions contemplated by the APLA, plans for development of zaltenibart or other products under the APLA, and the potential therapeutic benefits of zaltenibart and its commercial prospects, are based on management’s beliefs and assumptions and on information available to management only as of the date of this press release. Omeros’ actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including, without limitation, unfavorable or unexpected regulatory conclusions or interpretations related to the clinical data, external registry data, statistical analyses or other information and data included in the narsoplimab BLA, inability to respond satisfactorily to information requests during regulatory review of the narsoplimab BLA or MAA, potential differences between the diagnostic criteria used in our pivotal trial and in the external registry, and whether FDA and the EMA determine the registry used in our statistical analysis is sufficiently representative of TA-TMA patients, unanticipated or unexpected outcomes or requirements of regulatory processes in relevant jurisdictions, our financial condition and results of operations, including our ability to raise additional capital for our operations or complete other transactions on favorable terms or at all, regulatory processes and oversight, challenges associated with manufacture or supply of our products to support clinical trials, regulatory inspections and/or commercial sale following any marketing approval, changes in reimbursement and payment policies by government and commercial payers or the application of such policies, intellectual property claims, competitive developments, litigation, and the risks, uncertainties, and other factors described under the heading “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2025 and in subsequently-filed Quarterly Reports on Form 10-Q. Given these risks, uncertainties, and other factors, you should not place undue reliance on these forward-looking statements, and we assume no obligation to update these forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Non-GAAP Financial Measures

This press release includes financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (GAAP). A non-GAAP financial measure is generally defined as one that purports to measure historical or future financial position, results of operations or cash flows but excludes or includes amounts that would not be included in most GAAP measures. We define and use the non-GAAP financial measure of Adjusted Net Loss which represents net loss adjusted to remove the non-cash remeasurement on the fair value of financial instruments.  We believe Adjusted Net Loss and Adjusted Net Loss from Continuing Operations to be a more accurate measure in gauging the Company’s performance because it excludes the fluctuation in the fair value of Omeros’ embedded derivatives. These are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read in conjunction with Omeros’ financial statements prepared in accordance with GAAP. These non-GAAP measures differ from GAAP measures with the same captions, may be different from non-GAAP financial measures with the same or similar captions that are used by other companies, and do not reflect a comprehensive system of accounting.

Contact:

Jennifer Cook Williams

Cook Williams Communications, Inc.

Investor and Media Relations

IR@omeros.com

OMEROS CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024

Costs and expenses:
Research and development	$15,995	$24,084	$61,850	$96,203
Selling, general and administrative	10,397	11,323	31,865	37,395
Total costs and expenses	26,392	35,407	93,715	133,598
Loss from operations	(26,392)	(35,407)	(93,715)	(133,598)
Interest expense, net of remeasurement adjustments and other	13,355	(4,052)	9,686	(21,498)
Interest and other income	616	2,346	2,979	9,008
Loss on early extinguishment of 2026 Notes	—	—	(2,968)	—
Net loss on change in fair value of financial instruments	(8,822)	—	(680)	—
Net loss from continuing operations	(21,243)	(37,113)	(84,698)	(146,088)
Net income (loss) from discontinued operations, net of tax	(9,674)	4,881	(5,103)	20,631
Net loss	$(30,917)	$(32,232)	$(89,801)	$(125,457)

Basic net income (loss) per share:
Net loss from continuing operations	$(0.32)	$(0.64)	$(1.39)	$(2.51)
Net income (loss) from discontinued operations	(0.15)	0.07	(0.08)	0.36
Net loss	$(0.47)	$(0.56)	$(1.47)	$(2.15)

Weighted-average shares used to compute basic net income (loss) per share	66,263,992	57,948,093	61,049,886	58,232,007

OMEROS CORPORATION

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30,	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$2,395	$3,400
Short-term investments	33,690	86,732
OMIDRIA contract royalty asset, short-term	25,052	29,083
Receivables	6,908	7,739
Prepaid expense and other assets	3,760	7,166
Total current assets	71,805	134,120
OMIDRIA contract royalty asset	99,031	124,266
Right of use assets	11,807	14,961
Property and equipment, net	2,009	2,678
Restricted investments	1,054	1,054
Total assets	$185,706	$277,079

Liabilities and shareholders’ deficit
Current liabilities:
Accounts payable	$12,499	$5,905
Accrued expenses	25,745	26,005
OMIDRIA royalty obligation	19,301	20,645
Convertible senior notes, net	17,036	—
Term debt	—	21,000
Lease liabilities	6,175	5,971
Total current liabilities	80,756	79,526
OMIDRIA royalty obligation, non-current	152,529	195,612
Convertible senior notes, non-current, net	72,075	97,178
Term debt, non-current, net	87,480	69,405
Lease liabilities, non-current	8,843	13,466
Other accrued liabilities, non-current	4,501	4,501
Shareholders’ deficit:
Common stock and additional paid-in capital	779,668	727,736
Accumulated deficit	(1,000,146)	(910,345)
Total shareholders’ deficit	(220,478)	(182,609)
Total liabilities and shareholders’ deficit	$185,706	$277,079

OMEROS CORPORATION

UNAUDITED SCHEDULE OF INTEREST EXPENSE, NET OF REMEASUREMENT ADJUSTMENTS AND OTHER

(In thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
OMIDRIA royalty obligation
Pass through interest remitted to administrative agent	$4,759	$5,585	$15,045	$15,231
Non-cash remeasurement adjustment	(22,292)	(3,359)	(34,170)	(1,553)
Interest expense, net of remeasurement on OMIDRIA royalty obligation	(17,533)	2,226	(19,125)	13,678

2026 Notes
Contractual interest expense	248	1,284	2,323	6,488
Amortization of debt discount and issuance costs	20	144	260	713
Interest expense on 2026 Notes	268	1,428	2,583	7,201

Term Loan
Contractual interest expense	2,258	2,433	6,723	3,147
Amortization of debt premium and issuance costs	(1,512)	(2,060)	(4,727)	(2,659)
Interest expense on Term Loan	746	373	1,996	488

2029 Notes
Contractual interest expense	1,682	—	2,541	—
Amortization of debt discount and issuance costs	1,458	—	2,206	—
Interest expense on 2029 Notes	3,140	—	4,747	—

Finance leases and other	24	25	113	131

Total interest expense, net of remeasurement adjustments and other	$(13,355)	$4,052	$(9,686)	$21,498

OMEROS CORPORATION

UNAUDITED GAAP TO NONGAAP RECONCILIATION

(In thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024

Reconciliation of GAAP to Non-GAAP adjusted net loss
Net Loss	$(30,917)	$(32,232)	$(89,801)	$(125,457)

Remeasurement on fair value of financial instruments	8,822	—	680	—
Adjusted net loss from continuing operations	$(22,095)	$(32,232)	$(89,121)	$(125,457)

Reconciliation of GAAP to Non-GAAP adjusted basic and diluted net loss
Reported basic and diluted net loss per share, continuing operations:	$(0.32)	$(0.64)	$(1.39)	$(2.51)
Remeasurement on fair value of financial instruments	0.13	—	0.01	—
Adjusted basic and diluted net loss per share from continuing operations	$(0.19)	$(0.64)	$(1.38)	$(2.51)

Reported basic and diluted net loss per share:	$(0.47)	$(0.56)	$(1.47)	$(2.15)
Remeasurement on fair value of financial instruments	0.13	—	0.01	—
Adjusted basic and diluted net loss per share	$(0.34)	$(0.56)	$(1.46)	$(2.15)

Weighted-average shares used to compute basic net loss per share	66,263,992	57,948,093	61,049,886	58,232,007